Exhibit 99.1

Applied Molecular Transport Reports Fourth Quarter and Full Year 2021 Financial Results and Provides Corporate Update

Four top-line data readouts expected in 2022 from ongoing oral AMT-101 Phase 2 trials, as follows

•	FILLMORE monotherapy trial for patients with chronic pouchitis followed by MARKET combination trial with anti-TNFα in ulcerative colitis (UC) in H1 2022
•	LOMBARD monotherapy trial in UC and CASTRO combination trial with anti-TNFα in rheumatoid arthritis (RA) in H2 2022

Phase 1 ongoing for second product candidate, oral AMT-126, with program update in H1 2022

SOUTH SAN FRANCISCO, Calif., February 24, 2022 -- Applied Molecular Transport Inc. (Nasdaq: AMTI) (AMT), a clinical-stage biopharmaceutical company, today provided a corporate update and reported financial results for the fourth quarter and full year ended December 31, 2021.

“We are looking forward to a catalyst-rich year in 2022 for AMT,” said Tahir Mahmood, Ph.D., chief executive officer and co-founder of AMT. “The Company is well-prepared and continuing to scale as we anticipate four significant Phase 2 readouts for oral AMT-101 and further advance oral AMT-126, for treating intestinal and other inflammatory indications, with our deep understanding in mucosal immunology.”

Recent Business Highlights and Anticipated Milestones

•	Four ongoing Phase 2 trials for AMT-101, a GI-selective, oral IL-10 fusion:
o	FILLMORE monotherapy trial for patients with chronic pouchitis expected to be first top-line data readout in H1 2022
o	MARKET combination trial of oral AMT-101 with anti-TNFα in biologic-naïve patients with moderate-to-severe UC; Top-line data readout in H1 2022
o	LOMBARD monotherapy trial for biologic-naïve and experienced patients with moderate-to-severe UC; Top-line data readout in H2 2022
o	CASTRO combination trial of oral AMT-101 with anti-TNFα for patients with RA who are partial or non-responders to anti-TNFα therapy; Top-line data readout in H2 2022
•	Ongoing Phase 1 trial with AMT-126, a GI-selective, oral IL-22 fusion:
o	Phase 1 development plan includes healthy volunteers and patients
o	Broad potential in multiple indications in patients with impaired intestinal epithelial barrier function
o	Program update from oral AMT-126 in H1 2022
•	Announced Board of Directors appointments
o	John W. Smither appointed to Board of Directors and named Audit Committee Chair
o	Graham K. Cooper named Executive Chair
o	Helen S. Kim named Lead Independent Director
•

Integrated corporate headquarters, research labs and oral biologics GMP manufacturing facility into a single new site in South San Francisco, CA to support growth of clinical activities and pipeline expansion

•	Hosted virtual Research & Development Day to highlight novel oral biologics technology platform, clinical programs and research activities
o	Announced new respiratory carrier technology and presented preclinical data on the approach
o	Featured distinguished inflammatory bowel disease (IBD) and rheumatology key opinion leaders

Financial Results for the Fourth Quarter and Full Year Ended December 31, 2021

Research and development (R&D) expenses. Total R&D expenses for the fourth quarter of 2021 were $21.7 million, compared to $14.8 million for the same period in 2020. The increase was primarily due to higher expenses associated with increased headcount, facilities related expenses, clinical trials, and materials. Total R&D expenses for the year ended December 31, 2021 were $71.4 million, compared to $53.9 million for the year ended December 31, 2020. The increase was primarily due to higher expenses associated with increased headcount, facilities related expenses, and clinical trials.

General and administrative (G&A) expenses. Total G&A expenses for the fourth quarter of 2021 were $9.0 million, compared to $4.3 million for the same period in 2020. The increase was primarily due to an increase in personnel costs and professional fees. Total G&A expenses for the year ended December 31, 2021 were $29.3 million, compared to $12.7 million for the year ended December 31, 2020. The increase was primarily due to an increase in personnel costs and professional fees.

Net loss. Net loss for the fourth quarter of 2021 was $30.2 million, compared to a net loss of $19.1 million for the same period in 2020. Net loss for the year ended December 31, 2021 was $100.3 million, compared to $66.6 million for the year ended December 31, 2020.

Cash, cash equivalents, and investments. As of December 31, 2021 and 2020, cash, cash equivalents, and investments were $159.8 million and $129.9 million, respectively.

About AMT-101

AMT-101 is a novel GI-selective, oral fusion of IL-10 and AMT’s proprietary carrier molecule, currently in development in four Phase 2 clinical trials in IBD and RA. AMT-101 is designed to cross the intestinal epithelial (IE) barrier with limited entry into the bloodstream, thereby focusing IL-10 at the primary site of inflammation in UC, along the intestinal tissue lamina propria, potentially avoiding the side effects observed with systemic administration.

About AMT-126

AMT-126 is a novel GI-selective, oral fusion of IL-22 and AMT’s proprietary carrier molecule currently in development for diseases related to IE barrier defects. IL-22 is a cytokine that repairs structural and functional defects of the IE barrier and induces microbial defense. AMT-126 is designed to act locally on the epithelial cells of the intestinal tissue, thereby repairing the IE barrier and supporting mucosal healing, potentially translating into clinically meaningful improvements in a broad range of GI-focused, peripheral inflammatory and other diseases.

About Applied Molecular Transport Inc.

Applied Molecular Transport Inc. is a clinical-stage biopharmaceutical company leveraging its proprietary technology platform to design and develop a pipeline of novel oral biologic product candidates to treat autoimmune, inflammatory, metabolic, and other diseases. AMT’s proprietary technology platform allows it to exploit existing natural cellular trafficking pathways to facilitate the active transport of diverse therapeutic modalities across the IE barrier. Active transport is an efficient mechanism that uses the cell’s own machinery to transport materials across the IE barrier. AMT believes that its ability to exploit this mechanism is a key differentiator of its approach. AMT is developing additional oral biologic product candidates in patient-friendly oral forms that are designed to either target local intestinal tissue or enter systemic circulation to precisely address the relevant pathophysiology of disease.

AMT’s headquarters, internal GMP manufacturing and lab facilities are located in South San Francisco, CA. For additional information on AMT, please visit www.appliedmt.com.

Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this press release are forward-looking statements including statements relating to AMT’s plans, expectations, forecasts and future events. Such forward-looking statements include, but are not limited to, the potential of, and expectations regarding AMT’s technology platform and the extent to which it may enable the development of new products and AMT’s internal manufacturing capabilities, statements regarding scaling our organization, growth of clinical activities, or pipeline expansion, statements regarding the optimization or expansion of our product development plans or the design of future clinical trials, statements regarding the potential of AMT-101, AMT-126, AMT’s respiratory carrier technology or regarding AMT-101 and AMT-126 clinical trials, including the timing of data readouts from such trials, advancing product candidates to future phases of development, and program updates, milestones for such trials, and our ability to replicate past clinical development strategies, statements regarding the potential for AMT’s product candidates to treat or provide clinically meaningful outcomes for certain medical conditions or diseases, and assumptions regarding the biological mode of action of our product candidates and the potential to avoid side effects with our product candidates. In some cases, you can identify forward-looking statements by terminology such as “believe,” “estimate,” “intend,” “may,” “plan,” “potentially,” “will,” “expect,” “enable,” “likely” or the negative of these terms or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Actual events, trends or results could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements based on various factors. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in AMT’s Annual and Quarterly Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission (the “SEC”), and AMT’s future reports to be filed with the SEC. These forward-looking statements are made as of the date of this press release, and AMT assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

Applied Molecular Transport Inc.

Condensed Balance Sheets

(unaudited)

(in thousands, except share and per share amounts)

	As of December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$159,821	$5,843
Short-term investments	—	124,026
Prepaid expenses	6,685	1,311
Other current assets	594	321
Total current assets	167,100	131,501
Property and equipment, net	6,998	8,447
Operating lease right-of-use assets, net	38,142	—
Finance lease right-of-use assets, net	652	—
Restricted cash	1,025	108
Other assets	121	127
Total assets	$214,038	$140,183
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,211	$3,174
Accrued expenses	8,226	4,173
Operating lease liabilities, current	3,584	—
Finance lease liabilities, current	237	—
Deferred rent, current	—	83
Capital lease obligations, current	—	232
Total current liabilities	14,258	7,662
Operating lease liabilities	35,785	—
Finance lease liabilities	167	—
Other liabilities	241	—
Deferred rent	—	444
Capital lease obligations	—	404
Total liabilities	50,451	8,510
Commitments and contingencies
Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	403,228	271,000
Accumulated other comprehensive income	—	27
Accumulated deficit	(239,645)	(139,358)
Total stockholders’ equity	163,587	131,673
Total liabilities and stockholders’ equity	$214,038	$140,183

Applied Molecular Transport Inc.

Condensed Statements of Operations and Comprehensive Loss

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Operating expenses:
Research and development	$21,683	$14,751	$71,448	$53,936
General and administrative	9,008	4,342	29,341	12,746
Total operating expenses	30,691	19,093	100,789	66,682
Loss from operations	(30,691)	(19,093)	(100,789)	(66,682)
Interest income, net	522	42	626	229
Other expense, net	(34)	(30)	(124)	(111)
Net loss	$(30,203)	$(19,081)	$(100,287)	$(66,564)
Net loss per share, basic and diluted	$(0.78)	$(0.55)	$(2.67)	$(2.91)
Weighted-average shares of common stock outstanding, basic and diluted	38,536,106	34,945,569	37,591,505	22,878,325
Comprehensive loss:
Net loss	$(30,203)	$(19,081)	$(100,287)	$(66,564)
Other comprehensive (loss) income:
Net unrealized (loss) gain on investments	(1)	(4)	(27)	33
Amounts recognized for net realized gains included in net loss	—	—	—	(19)
Total comprehensive loss	$(30,204)	$(19,085)	$(100,314)	$(66,550)

Refer to the Company’s applicable SEC filings for previously reported periods.

Investor Relations Contact:
Andrew Chang

Head, Investor Relations & Corporate Communications

achang@appliedmt.com

Media Contacts:

Alexandra Santos

Wheelhouse Life Science Advisors

asantos@wheelhouselsa.com

Aljanae Reynolds

Wheelhouse Life Science Advisors

areynolds@wheelhouselsa.com